Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 18, 2021
Registration Statement Nos. 333-253034 and 333-253034-01

$1.7 billion Verizon Master Trust (VZMT) 2021-1 (Device Payment Plans)
Joint Bookrunners:	RBC (str), BAR, CITI
Co-managers:	Scotiabank, SocGen
D&I Coordinator:	RBC
D&I Co-managers:	Cabrera, Loop, Siebert Williams

CLS	SIZE(mm)	WAL	S/M/F	P-WIN	ARD	L-FIN	SPRD	YLD%	CPN%	$Px
A	1,500.50	2.99	AAA/Aaa/AAA	35-35	05/24	05/27	iSwp+6	0.503	0.50	99.99266
B	118.70	2.99	AA+/Aa1/AA	35-35	05/24	05/27	iSwp+25	0.693	0.69	99.99406
C	80.80	2.99	A+/A1/A	35-35	05/24	05/27	iSwp+45	0.893	0.89	99.99600

Expected Pricing:	*Priced*	Ticker:	VZMT 2021-1
Expected Settle:	05/25/21	Registration:	Public/SEC Registered
First Payment:	07/20/21	ERISA Eligible:	Yes
Expected Ratings:	Fitch, Moody's	RR Compliance:	US-Yes; EU-No
	and S&P	Pricing Speed:	N/A; May 2024 ARD
Bill & Deliver:	RBC	Soft-Bullet in Month 35
Min Denoms:	$1k x $1k

CUSIPs	A: 92348K AA1
B: 92348K AB9
C: 92348K AC7
Available Materials
- Preliminary Prospectus, Free Writing Prospectus (attached)
- Intex CDI (attached)
- Intexnet Dealname: "RBCVZMT2101_UPSIZE"; Password "3YVV"
- DealRoadshow: www.dealroadshow.com; Password "VZMT20211"

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.